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                                                                   EXHIBIT 23(B)



                          INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Reg. No. 333-48111) of Cavalier Homes, Inc. of our reports dated February 17, 1998 (March 13, 1998 as to the amendment to the Credit Facility described in Note 5) appearing in the Annual Report on Form 10-K of Cavalier Homes, Inc. for the year ended December 31, 1997, and appearing in the Current Report on Form 8-K dated January 15, 1998, as amended by Form 8-K/A dated March 16, 1998 and by Form 8-K/A dated March 17, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Post-Effective Amendment No. 1 to the Registration Statement.



                            /s/ DELOITTE & TOUCHE LLP




Birmingham, Alabama
September 25, 1998